99.1

Mesa Energy Holdings, Inc. Provides Corporate Profile

•	Companies:

o	Mesa Energy Holdings, Inc.

Press Release Source: Mesa Energy Holdings, Inc. On Tuesday January 19, 2010, 9:00 am EST

DALLAS--(BUSINESS WIRE)--Mesa Energy Holdings, Inc. (the “Company”) (OTCBB: MSEH.OB), an exploration stage oil and gas exploration and production company with a focus on the Marcellus Shale in western New York, provides a corporate profile on the Company.

Mesa Energy, LLC (“Mesa Energy”) was formed in April 2003 and its early business plan focused on participating in various oil and gas drilling projects, including as an operator, as well as the acquisition of a number of oil and gas acreage positions, one of which, in Sequoyah County, Oklahoma, it is currently developing. In August 2009, Mesa Energy completed its merger with the Company and is now the Company’s wholly owned operating subsidiary. The Company’s common stock trades on the Over-The-Counter Bulletin Board (the “OTCBB”) under the symbol “MSEH.OB”.

Today, the Company’s business plan is to build a strong, balanced and diversified portfolio of oil and gas reserves and to create production revenue through the development of highly diversified, multi-well, defined-risk exploration and development opportunities along with the acquisition of solid, long-term existing production with the potential for enhancement. The Company expects this approach to result in steady, long-term reserve growth, strong earnings and significant capital appreciation.

The Company is constantly evaluating opportunities in the nation’s most productive basins. Its primary focus is currently on the discovery of natural gas in the Devonian Black (Marcellus) shale in the northern Appalachian Basin in western New York. With proven management and technical teams in place, the Company intends to leverage years of experience in exploration and production of oil and gas resources in its natural gas development program in the northern Appalachian Basin.

The Company recently acquired a 100% working interest in the Java Field in Wyoming County, New York. This property consists of exploration and production rights to approximately 3,235 mineral acres in 17 leases held by production and includes 19 existing natural gas wells and the ownership of approximately 36 surface acres and two pipeline systems. The Company’s management believes that there is significant natural gas enhancement potential with the existing wells as well as large-scale development potential in the Marcellus Shale on this acreage.

“We intend to test the Marcellus Shale on this property in the 1st Quarter of 2010 and hope to commence a large-scale developmental drilling program in the 2nd Quarter of 2010,” said CEO of Mesa Energy Holdings, Randy M. Griffin. “The Marcellus Shale, which extends from southern New York across Pennsylvania and into western Maryland, West Virginia, and eastern Ohio, is several times the size of the Barnett Shale. Recoverable natural gas reserves in the Barnett Shale are widely estimated to be in excess of 50 trillion cubic feet and the Marcellus Shale, according to government and industry estimates, has potentially 6 to 8 times the estimated recoverable gas volume. We have the opportunity to tap into this vast resource to build a large portfolio of producing wells over the next several years.”

Energy companies that are actively engaged in the Marcellus Shale include Chesapeake Energy (NYSE: CHK - News), NGAS Resources Inc. (NASDAQ: NGAS - News), XTO Energy Inc. (NYSE: XTO - News), Anadarko Petroleum (NYSE: APC - News) and EOG Resources Inc. (NYSE: EOG - News).

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented, exploration stage oil and gas exploration and production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities and the acquisition of solid, long-term existing production with enhancement potential. Although the Company is constantly evaluating opportunities in the nation’s most productive basins, the Company’s primary focus is currently on the Devonian Black (Marcellus) shale in the northern Appalachian Basin in western New York.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the viability of the shale gas fields in the Appalachian Basin in western New York and the gas sands of eastern Oklahoma, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission.

Contact:

Mesa Energy Holdings, Inc.
IR@mesaenergy.us
Ph: 972-490-9595